Exhibit 99.1

Media contact: Karla Olsen, senior manager, media relations Phone: 888.613.0003 FAX: 316.261.6769 karla_olsen@wr.com
Investor contact: Bruce Burns, director, investor relations Phone: 785.575.8227 bruce_burns@wr.com

WESTAR ENERGY ANNOUNCES 2004 RESULTS

TOPEKA, Kan., March 16, 2005 — Including the effects of discontinued operations, Westar Energy, Inc. (NYSE:WR) today announced earnings for 2004 of $177.9 million, or $2.14 per share, compared to earnings of $84.0 million, or $1.16 per share, in 2003. The company reported fourth-quarter 2004 earnings of $88.6 million, or $1.03 per share, compared to earnings of $13.7 million, or 19 cents per share, for the fourth quarter 2003. Per share results reflect additional shares issued in 2004.

For 2004 discontinued operations resulted in earnings of $78.8 million, or 95 cents per share, compared to a loss from discontinued operations of $77.9 million, or $1.08 per share, in 2003. The earnings from discontinued operations in 2004 were attributable to the sale of the company’s interest in Protection One, Inc. and the related settlement of outstanding issues with Protection One and the purchaser of the company’s interest in Protection One.

Full year 2004 ongoing earnings, a non-GAAP measure that excludes special items, were $124.2 million, or $1.50 per share, compared to $123.8 million, or $1.71 per share, for the full year 2003. Per share results reflect additional shares issued in 2004. While ongoing earnings for 2004 were relatively unchanged from 2003, increased operating expenses and reduced investment earnings offset an $82.2 million reduction in interest expense and lower income tax

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expense. The lower interest expense is due to the company having reduced and refinanced its debt. During 2004, the company reduced debt by $533.4 million and through the sale of the company’s interest in Protection One eliminated an additional $305.2 million of debt from Westar Energy’s balance sheet. The increased operating expenses were due primarily to an increase in fuel and purchased power expenses, increased maintenance expenses associated with the company’s generating stations, increased costs associated with the termination of the ONEOK, Inc. shared services agreement and increased taxes other than income tax.

Fourth-quarter ongoing earnings were $20.4 million, or 24 cents per share, compared to $16.2 million, or 22 cents per share, for the fourth quarter 2003. Per share amounts reflect additional shares issued during 2004. The increase in ongoing earnings for the quarter reflects an increase in sales, a decrease in interest expense and an income tax benefit in 2004 compared to an expense in 2003, which more than offset increased operating expenses for fuel and purchased power expenses and maintenance costs as well as a decrease in other income from reduced investment earnings.

Year-End Results

Westar Energy reported revenues of $1.464 billion for 2004 compared to $1.461 billion in 2003. Retail revenues decreased by $9.8 million, reflecting lower retail usage due primarily to milder weather than during 2003 and the full year effect of accruing for rate rebates that will be paid to retail utility customers in May 2005 and January 2006. Wholesale sales and energy marketing sales increased $12.1 million due primarily to increased market prices.

Operating expenses for 2004 increased $84.9 million compared to 2003, reflecting increased fuel and purchased power expenses, increased planned and unplanned maintenance

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expense at the company’s generating stations, increased maintenance expenses associated with the distribution system, increased operations expense associated with the termination of the ONEOK shared services agreement, additional litigation expense related to the company’s former management and shareholder lawsuits and increased taxes other than income tax. The increase in operating expense for 2004 includes the effects of an $11.9 million pre-tax gain on the sale of utility assets that was recorded as an offset to 2003 operating expenses.

Other income (expense) for 2004 was an expense of $14.2 million compared with income of $97.6 million for 2003. The $111.9 million difference reflects lower investment earnings, larger loss on extinguishment of debt and the elimination of other items that occurred in 2003 that were not repeated in 2004. The 2003 items include $17.3 million of dividends from the company’s investment in ONEOK and a $99.3 million gain on the sale of the company’s investment in ONEOK. Interest expense for 2004 was $82.2 million lower than in 2003 due to the company having reduced and refinanced a large portion of its debt.

Fourth-Quarter Results

Westar Energy reported revenues of $344.3 million for the fourth quarter of 2004, compared to revenues of $331.7 million for the same period last year. Retail sales increased $3.5 million compared to the same period in 2003, due primarily to a 2.2 percent increase in sales volumes. Market-based wholesale sales increased $8.5 million due largely to an increase in the average price per megawatt hour sold.

Operating expenses for the quarter increased $33.4 million, reflecting increased fuel and purchased power expenses, increased planned and unplanned maintenance expenses at the company’s generating stations, increased maintenance expenses associated with the distribution

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system, increased operations expense associated with the termination of the ONEOK shared services agreement and additional litigation expense related to the company’s former management and shareholder lawsuits.

Other income for fourth quarter 2004 was $1.3 million compared to $54.0 million for the same period in 2003. The $52.7 million difference reflects lower investment earnings and the elimination of other items that occurred in 2003 that were not repeated in 2004. The 2003 items include approximately $1.0 million of dividends from the company’s investment in ONOEK and a $45.5 million gain on the sale of the company’s interest in ONEOK. Interest expense for fourth quarter 2004 was $18.6 million lower than the same period in 2003 due to the company having reduced and refinanced its debt.

2005 Ongoing Earnings Guidance

The company announced guidance for 2005 annual ongoing earnings, a non-GAAP measure that excludes special items, of $1.50 - $1.60 per share. Attachment 2 to this release details the earnings drivers and adjustments used in arriving at guidance for 2005 ongoing earnings.

Ongoing Earnings

This news release describes “ongoing earnings” in addition to earnings calculated in accordance with generally accepted accounting principles (GAAP). Ongoing earnings is a non-GAAP financial measure that differs from GAAP earnings because it excludes the effects of special items. Westar Energy provides ongoing earnings in addition to GAAP earnings because it believes this measure provides investors a useful indicator of results that is comparable between periods. Ongoing earnings exclude the effects of special items that may not recur or may occur

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on an irregular or unpredictable basis. Management uses ongoing earnings to provide a more meaningful view of Westar Energy’s fundamental earnings power. This measure is used internally with management and the board of directors to evaluate business performance. Investors should note that this non-GAAP measure involves judgments by management including whether an item is classified as a special item. Ongoing earnings should not be considered an alternative to, or more meaningful than, GAAP earnings. Westar Energy’s ongoing earnings may not be comparable to a similarly titled measure of another company. A reconciliation of GAAP earnings to ongoing earnings is attached to this release.

Conference Call

Westar Energy’s conference call with the investment community will be at 10 a.m. Eastern Standard Time on March 16. James Haines, president and chief executive officer, and Mark Ruelle, executive vice president and chief financial officer, will host the call. Investors, media and the public may listen to the conference call by dialing 877-278-9269, code WESTAR. Listeners may access a live webcast of the conference call via the company’s website, www.wr.com. A replay of the call will be available on the website. Members of the news media may direct follow-up questions to Karla Olsen.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 653,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates approximately 33,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals, including its expectations regarding its ongoing earnings for 2005. Although Westar Energy believes that its expectations are

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based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Annual Report on Form 10-K for the year ended December 31, 2004 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

Attachment 1

WESTAR ENERGY, INC.

CONSOLIDATED INCOME STATEMENT

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended December 31,			Year to Date December 31,
	2004	2003	Change	2004	2003	Change
Sales	$344,307	$331,657	$12,650	$1,464,489	$1,461,143	$3,346

Fuel and purchased power	98,897	90,273	8,624	419,788	390,312	29,476
Depreciation and amortization	42,660	41,801	859	169,310	167,236	2,074
Operating expenses (excl. D&A)	161,373	137,461	23,912	585,500	532,197	53,303

Total Operating Expenses	302,930	269,535	33,395	1,174,598	1,089,745	84,853

Income from Operations	41,377	62,122	(20,745)	289,891	371,398	(81,507)

Other income (expense)	1,310	54,028	(52,718)	(14,217)	97,641	(111,858)
Interest expense	29,948	48,570	(18,622)	142,151	224,356	(82,205)
Income tax expense (benefit)	(4,202)	27,158	(31,360)	33,443	81,768	(48,325)

Income from Continuing Operations	16,941	40,422	(23,481)	100,080	162,915	(62,835)

Results of discontinued operations, net of tax	71,902	(26,454)	98,356	78,790	(77,905)	156,695

Preferred dividends	244	282	(38)	970	968	2

Earnings Available for Common Stock	$88,599	$13,686	$74,913	$177,900	$84,042	$93,858

Average equivalent common shares outstanding	86,193	72,815		82,941	72,429

Basic Earnings Per Share	$1.03	$0.19	$0.84	$2.14	$1.16	$0.98

Reconciliation of GAAP to Non-GAAP
Earnings Available for Common Stock	$88,599	$13,686		$177,900	$84,042
Special Items (After-Tax):
Discontinued operations	71,902	(26,454)		78,790	(77,905)
Gain on sale of utility assets	—	(230)		—	7,468
Settlement of call option	—	—		—	(9,876)
Investigation/litigation expense	(3,749)	(693)		(11,014)	(5,757)
RSU vesting for former management	—	—		(2,750)	—
Gain on sale of ONEOK stock	—	27,404		—	59,817
Loss on debt retirement	—	(18)		(11,346)	(7,368)
Lease buy-out on aircraft	—	(2,542)		—	(6,116)

Total Special Items	68,153	(2,533)		53,680	(39,737)

Ongoing Earnings	$20,446	$16,219		$124,220	$123,779

Basic Ongoing Earnings Per Share	$0.24	$0.22		$1.50	$1.71

“Ongoing earnings” is a non-GAAP (generally accepted accounting principles) financial measure that differs from GAAP earnings because it excludes the effect of special items. Westar Energy provides ongoing earnings in addition to GAAP earnings because it believes this measure provides investors with a useful indicator of results comparable between periods because it excludes the effects of special items that may not recur or may occur on an irregular or unpredictable basis. Management uses ongoing earnings to provide a more meaningful view of Westar Energy’s fundamental earnings power. This measure is used internally with management and the board of directors to evaluate business performance.

Investors should note that this non-GAAP measure involves judgments by management including whether an item is classified as a special item. Ongoing earnings should not be considered an alternative to, or more meaningful than, GAAP earnings. Westar Energy’s ongoing earnings may not be comparable to a similarly titled measure of another company.

Attachment 2

Westar Energy, Inc.

2005 Ongoing Earnings Guidance

2004 GAAP EPS	$2.14
Less: Special items (a)	0.65

2004 Ongoing EPS	$1.50

2005 Earnings Drivers and Adjustments:
Weather	$0.11 - 0.15
Sales growth	0.05 - 0.10
Income taxes	(0.07)
Fuel	(0.13 - 0.16)
Discontinuation of shared services	(0.03 - 0.05)
Pension & medical	(0.05 - 0.07)
O&M / SG&A	(0.07 - 0.10)
Share dilution	(0.06 -0.09)
Interest savings (net)	0.11 - 0.14
Refinancing opportunities	0.04 - 0.15
Corporate-owned life insurance	0.10

2005 Ongoing EPS Guidance (b)	$1.50 - $1.60

(in millions unless otherwise noted)

Average shares outstanding	86 - 87
Depreciation & amortization	$169 - $171
Capital expenditures (including cost of removal)	$210
Effective tax rate	28% - 30%

The effects of the listed earnings drivers and adjustments are not necessarily independent of one another, and the combination of effects can cause individual impacts smaller or larger than the ranges indicated.

“Ongoing earnings” is a non-GAAP (generally accepted accounting principles) financial measure that differs from GAAP earnings because it excludes the effect of special items. Westar Energy provides ongoing earnings in addition to GAAP earnings because it believes this measure provides investors with a useful indicator of results comparable between periods because it excludes the effects of special items that may not recur or may occur on an irregular or unpredictable basis. Management uses ongoing earnings to provide a more meaningful view of Westar Energy’s fundamental earnings power. This measure is used internally with management and the board of directors to evaluate business performance.

Investors should note that this non-GAAP measure involves judgments by management including whether an item is classified as a special item. Ongoing earnings should not be considered an alternative to, or more meaningful than, GAAP earnings. Westar Energy’s ongoing earnings may not be comparable to a similarly titled measure of another company.

(a)	A detailed reconciliation of GAAP earnings to ongoing earnings is included in Attachment 1 to the company’s March 16, 2005 earnings release.

(b)	Westar Energy is unable to reconcile 2005 ongoing earnings guidance to 2005 GAAP earnings per share because the future impact of the special items is not predictable. An identified special item for 2005 will be the legal fees and related expenses incurred in connection with litigation related to former senior management and shareholder lawsuits. Westar Energy is unable to predict the level of these expenses but estimates that these fees and expenses may be at least $6 million in 2005.